Exhibit 99.4
January 23, 2012
Freddie Mac
8200 Jones Branch Drive
McLean, VA 22102-3110

VIA OVERNIGHT DELIVERY
AND E-MAIL

Curt Culver	Curt Culver
Chairman and CEO	Chairman and CEO
MGIC Indemnity Corporation	Mortgage Guaranty Insurance Corporation
250 East Kilbourn Avenue	250 East Kilbourn Avenue
Milwaukee, WI 53202	Milwaukee, WI 53202

Re:	Mortgage Guaranty Insurance Corporation ("MGIC") and MGIC Indemnity Corporation ("MIC")

Dear Mr. Culver:

This letter is in response to the request by Mortgage Guaranty Insurance Corporation (“MGIC”) an approved insurer under Freddie Mac’s Private Mortgage Insurer Eligibility Requirements (“ERs”) made in your letter to Gina Healy dated December 20, 2011 to use a special purpose mortgage insurer and its direct subsidiary, MGIC Indemnity Corporation (“MIC”), to write business in those states (i) in which MGIC either has exceeded or within thirty (30) days will exceed the maximum risk-to-capital ratio (“RTC”) of 25:1 or has fallen short or within 30 days will fall short of the Minimum Policyholders Position (“MPP”), and (ii) that continue to impose the RTC of MPP requirement, notwithstanding MGIC’s diligent and good faith pursuit of a waiver or modification thereof (the “Limited Insurer”).  This letter amends in its entirety and replaces that certain letter dated February 11, 2010 to Patrick Sinks of MGIC from Raymond Romano of Freddie Mac regarding use of MIC as a Limited Insurer.

Italicized terms herein shall have the meaning set forth in the ERs.

MGIC has informed Freddie Mac that, to date, MGIC has not breached the MPP or RTC requirements of any state and has not therefore required the use of MIC as a Limited Insurer.  MGIC has informed Freddie Mac that it is at continued risk of noncompliance with either the RTC or MPP requirements, as applicable, imposed by the regulatory requirements of 17 jurisdictions, including its state of domicile, Wisconsin, and Puerto Rico.  In the event of breach of the MPP or RTC and absent a waiver from Wisconsin, MGIC would likely be prohibited from writing business in all 50 states.  However, the State of Wisconsin’s Office of the Commissioner of Insurance (“OCI) has proposed a draft stipulation and order Case No. 11-C33951, a copy of which is attached hereto as Exhibit A (the “OCI Order”), which permits MGIC to continue to write new business in the event that it does not meet the required MPP, subject to various conditions.  Assuming waiver of MPP in Wisconsin, MGIC must obtain a waiver or modification of the applicable MPP or RTC in 15 states and Puerto Rico in order to continue to write new business in those jurisdictions if it breaches the applicable MPP or RTC.  Except with respect to Wisconsin, MGIC has provided no documentation or information indicating that renewal requests or new requests are pending.    Freddie Mac will at this time only consider the authorization of MIC to write business, as a Limited Insurer, in New York, Kansas, Kentucky, Idaho and Puerto Rico in the event that MGIC does breach the applicable MPP or RTC and is unable as a result to write new business in those jurisdictions itself.  For the avoidance of doubt, Freddie Mac is providing this authorization in anticipation that MGIC will obtain most, if not all, of the remaining waivers of MPP or RTC prior to its breach of those requirements and that MGIC’s need to use MIC will be extremely limited.

MIC was previously capitalized by MGIC with $200 million on October 21, 2009.  MGIC has not breached its MPP or RTC and therefore this capital contribution to MIC has not been utilized to date for writing new business in MIC.  On December 21, 2011, MGIC Investment Corporation (the “HC”) and affiliates contributed $200 million to MGIC in cash and cash equivalents. MGIC will contribute $200 million to MIC on or before January 31, 2012, as required under  the proposed OCI Order.

Freddie Mac hereby conditionally approves MGIC’s utilization of its direct subsidiary, MIC, as a  Limited Insurer eligible to insure mortgages purchased by Freddie Mac subject to the limitations set forth herein and subject to continuing compliance by MGIC and MIC with the following terms and conditions:

1.
MGIC must take the following actions, and/or the following actions must occur, and/or Freddie Mac must receive timely the following information and documentation and any additional information and documentation Freddie Mac requests in support of MGIC’s request to utilize a Limited Insurer:

(i)
OCI must issue a stipulation and order substantially in the form of the OCI Order.  In no event is MIC authorized to act as a Limited Insurer pursuant to this letter if the waiver of Wisconsin’s MPP requirement is not issued and if issued, is not maintained.  MGIC, MIC and the HC must at all times maintain compliance with all terms and conditions of the OCI Order.  Failure by MGIC and/or MIC and/or the HC to comply with any provision of the OCI Order shall be sole cause for the immediate suspension of both MGIC and MIC, in Freddie Mac’s sole discretion. For the avoidance of doubt, Freddie Mac considers the OCI Order and all communications between MGIC, MIC, the HC and the OCI regarding the terms of and compliance with the OCI Order, to be material under both the currently published version of the ERs dated January 2008 and in the currently outstanding draft of the ERs with an effective date of February 2011.  MGIC and/or MIC must provide notice to Freddie Mac of any change in the OCI Order within three (3) business days of the issuance of any such change and must provide Freddie Mac with notice within five (5) business days of any written or oral communications between MGIC and/or MIC and the OCI indicating that MGIC, MIC or the HC may not be in compliance with or is at risk of noncompliance with the terms of the OCI Order.

(ii)
If required by the OCI to obtain and/or pay for the OCI to obtain a report of any nature or kind from any independent third-party actuary, investment banker, or financial adviser at any time for any purpose associated with the analysis of MGIC’s and/or MIC’s financial condition or business plans as reflected in the OCI Order  (“Professional’s Report”) during the period that the OCI Order is in effect, MGIC (a) shall provide notice to Freddie Mac of the OCI’s requirement of a Professional’s Report within five (5) business days after such  requirement is imposed, and (b) provided that Freddie Mac agrees in a written release not to rely on the Professional’s Report,  similar to nonreliance acknowledgements given by Freddie Mac for other financial and actuarial reports concerning MGIC, and the OCI and the preparer of the Professional’s Report agree to release it to Freddie Mac,MGIC shall furnish Freddie Mac with a copy of the Professional’s Report concurrently with delivery of the Professional’s Report to the OCI, or if it is not furnished to MGIC, request the OCI to provide such copy to Freddie Mac.

(iii)
MGIC and/or MIC must provide copies of all materials required to be provided to OCI in connection with compliance with the OCI Order or any other requirement by OCI that MGIC or MIC provide to OCI information or documentation, including without limitation any business plan or Form D filing, regarding MGIC’s return to capital adequacy or MGIC’s and/or MIC’s plans regarding the ability of either to continue to write new mortgage guaranty insurance in the future.

(iv)
MGIC must take all actions necessary to comply with all conditions imposed by the OCI in the OCI Order and necessary to maintain OCI’s waiver of the MPP requirements set forth in Paragraph (1) thereof, including the $200 million contribution to MIC on or before January 31, 2012.

(v)
MGIC must take all actions necessary to comply with all conditions imposed by the applicable regulatory or other bodies or officials of any of the jurisdictions required to obtain and to maintain the RTC/MPP waivers issued by those jurisdictions.

(vi)
MGIC  must notifyFreddie Mac within five (5) business days of the occurrence of (a) any addition to or change in the requirements imposed by any applicable regulatory or other bodies or officials of any states necessary to maintain the waiver by that state of its RTC/MPP requirements or (b)  a withdrawal or expiration of the waiver and provide copies of each communication from the applicable state to MGIC regarding the same and copies of MGIC’s response. Without limiting the generality of the foregoing, Freddie Mac expects to receive all information and documentation provided by MGIC to the applicable state regarding the waiver at the time and in the manner provided to the applicable state.

(vii)	MGIC must notify Freddie Mac within three (3) days of any failure by the HC to comply with the terms of the OCI Order, including without limitation the provisions of paragraphs (5) and (6) thereof.
(viii)
During the period covered by this letter, MIC must provide MGIC access to the capital of MIC in an amount necessary for MGIC to maintain sufficient liquidity to satisfy its obligations under insurance policies issued by MGIC (the “Policies”), according to the terms and conditions of the Policies.   Without limiting the generality of the  condition in the previous sentence, MGIC shall provide written demand for funding to MIC at least sixty (60) days prior to the date that such funding is required, stating that such funding is required in order for MGIC to be able to satisfy its obligations under the Policies. A copy of such demand shall be sent to Freddie Mac and the OCI concurrently with the demand.  MIC shall satisfy MGIC’s funding request within (15) days.  If MGIC fails to make a funding demand deemed by Freddie Mac, in its sole discretion, to be required to satisfy MGIC’s obligations under the Policies, Freddie Mac shall make such demand to MIC and MIC shall satisfy the demand as if it had been made by MGIC, providing the funding to MGIC within fifteen (15) days. A failure by MGIC to make such funding demand timely or of MIC to satisfy a funding demand by MGIC or, in the alternative by Freddie Mac, shall be sole cause for the immediate suspension of both MGIC and MIC, in Freddie Mac’s sole discretion.   Additionally, upon failure of MGIC for any reason (including by way of example and without limitation, (a) the assignment of any of the Policies to a Segregated Account under Wisconsin Laws Section 611.24 whether by order of a court or the OCI or (b) any order, instruction or proceeding of any judicial, legislative, executive or regulatory body or any official appointed by any of the foregoing applicable to  MGIC or a Segregated Account)  to pay valid claims when due in full in cash, Freddie Mac or any policyholder of one of the Policies with a valid claim may make such demand to MIC directly and MIC shall make such payment on behalf of MGIC within thirty (30) days of demand therefor.  MGIC and MIC  acknowledge that MIC’s failure to honor such demand, shall be sole cause for the immediate suspension of both MGIC and MIC, in Freddie Mac’s sole discretion.

(ix)	MIC must at all times remain the wholly-owned subsidiary of MGIC. There may be no change in the ownership or control of MIC without the prior written consent of Freddie Mac.

3.
The conditional approval of MGIC’s use of its subsidiary MIC as a Limited Insurer expires as of December 31, 2012.  This conditional approval may not be extended or renewed without the express written approval of Freddie Mac.

4.
MGIC has represented to Freddie Mac that it projects that it will not comply with applicable RTC and/orMPP, at some time during 2012.  Until such time that MGIC provides Freddie Mac notice that it will breach the applicable RTC or MPP within 30 days, MGIC will continue to write all mortgage guaranty insurance business.

5.
As a Limited Insurer, MIC  may only write business (i) in those states continuing to impose the RTC or MPP requirements on MGIC without waiver or modification and (ii) as a result of which MGIC is prohibited from writing new business due to noncompliance with the RTC or MPP. Those jurisdictions are New York, Kansas, Kentucky, Idaho and Puerto Rico.  Upon issuance of the OCI Order, MGIC will write new mortgage guaranty insurance business in Wisconsin and the 34 states that do not have an MPP or RTC requirement, regardless of whether the remaining states issue a waiver of those requirements to MGIC.  MGIC must provide written notice to Freddie Mac that it anticipates that it will breach within the next thirty (30) days the applicable RTC or MPP including a listing of each state in which, as a result, it is unable to write new business, within three (3) business days of making the determination.  MGIC must also provide to Freddie Mac a copy of any notice, if any, regarding breach of the requirements provided to MGIC by the applicable state.  For the avoidance of doubt, under no circumstance is MIC authorized to write new business as a Limited Insurer pursuant to this letter if Wisconsin does not waive its MPP requirement.

6.
MGIC represents and warrants that it has re-filed, or will do so on or before February 29, 2012, a request for waiver or modification of the RTC and MPP requirements, as applicable, in each jurisdiction imposing the applicable requirement where it does not currently have a waiver and currently conducts business, other than Kansas, Kentucky, Idaho, New York and Puerto Rico. MGIC shall provide to Freddie Mac, in writing, the following information, with respect to each waiver or modification request made to a state and respresents that the information is true, accurate and complete as of the date made: (i) date re-filed request for waiver/modification was made in each state where required ; (ii) date that MGIC satisfied all requests from the applicable state for data and documentation in connection with the waiver/modification request, if any; and (iii) MGIC’s best estimate of the date a response is anticipated from the applicable state (collectively, “FORM A”). MGIC further agrees to update FORM A each time any of the information required in FORM A changes. For the avoidance of doubt, this authorization of MIC as a Limited Insurer is subject to revocation if substantially all of the waivers in the remaining 12 jurisdictions where such waivers are required, have not been obtained prior to MGIC’s expected breach of the applicable MPP or RTC. Upon request, MGIC must provide Freddie Mac copies of any waiver or modification request made to a state,  any supporting documentation provided to the state, any related response or demand for information or documentation made by the state to MGIC related to the request and any other information Freddie Mac deems necessary to determine MGIC’s progress in obtaining waiver or modification of the RTC and MPP requirements.  MGIC must continue to pursue diligently and in good faith and take all reasonable actions to (i) obtain a waiver or modification of applicable RTC or MPP  requirements in each state that continues to impose those requirements on MGIC where such requirements prevent MGIC from writing new business in the state and (ii) to maintain such waiver or modification once obtained.  Freddie Mac’s determination in its sole discretion that MGIC is not diligently pursuing requests for waivers or modifications of RTC and MPP requirements and/or doing all that is necessary to maintain such waivers, including without limitation seeking renewals thereof, timely complying with all conditions and requirements necessary to maintain the waiver such as supplying requested updates, additional information and documentation, etc, in addition to constituting a failure to satisfy the conditions on which this approval was granted resulting in revocation of this conditional approval, may negatively affect and/or be the basis for denial of other requests for waivers or accommodations under the ERs.  MGIC will provide Freddie Mac with copies of the waivers received.

7.
While MIC is writing new business as a Limited Insurer, MIC may not exceed a risk-to-capital ratio of 20:1. MGIC may not contribute capital to its Limited Insurer,MIC, in excess of the $200 million of capital required by the OCI Order to be contributed to MIC on or before January 31, 2012, unless the additional contribution is specifically approved by Freddie Mac in writing.  The existing capital in MIC plus the amount to be contributed by January  31, 2012 and any capital MGIC subsequently seeks to obtain and obtains Freddie Mac’s approval to contribute to its Limited Insurer, MIC, is subject to repatriation of risk and supporting capital as described in sections 11 and 12 hereof.  In no event, shall any additional request to contribute capital to the Limited Insurer  after and including the capitalization of MIC as of January 31, 2012, exceed the amount sufficient to meet applicable regulatory requirements and/or maintain a risk-to-capital ratio no higher than  20:1.

8.
Prior to the expiration of the conditional approval of MIC as a Limited Insurer, MGIC and/or the Limited Insurer, MIC, may not declare, pay or otherwise make any provision for the payment of any dividend, return of capital, capital distribution, or any other such arrangement, without Freddie Mac’s specific written approval.

9.
Expenses paid by MIC to MGIC may not exceed the expenses incurred by MGIC for management and administrative services perfomed by MGIC for MIC allocated to MIC in accordance with established statutory accounting standards and procedures for determining an allocation between affiliated entities.  The expense ratio of  MIC cannot exceed 20% in any calendar year.

10.
MGIC must receive approval from its state of domicile and any other state requiring approval to utilize the Limited Insurer as contemplated herein, including approval of its capitalization, if any.  MIC must obtain all state licenses and approvals necessary to transact business as contemplated herein. These state approvals must be submitted to Freddie Mac prior to issuance by MIC, as a Limited Insurer, of any insurance policy, certificate or commitment of insurance in the applicable state.

11.
MIC must cease writing commitments for insurance on December 31, 2012. If permitted by the applicable regulatory authorities, MGIC must (i) subsume all risk written by and the related premium payable to MIC in any state that waives or modifies the RTC or MPP requirement after MIC has begun writing business in the state such that MGIC may begin writing new business in that state and MGIC must repatriate the capital supporting that risk or (ii) enter into a 100% quota share reinsurance transaction with the Limited Insurer by the end of the quarter following the quarter in which MGIC again became eligible to write business in the state.  MGIC and MIC will each use their reasonable best efforts in good faith to obtain any regulatory approvals required in order to effect such transfer or reinsurance transaction in each state where approval is required.

12.
If permitted by the applicable regulatory authorities, once MGIC has maintained the applicable RTC or MPP in a state for three consecutive quarters, all risk of MIC, the Limited Insurer, written in the state must be subsumed by and capital contributed to MIC supporting that risk repatriated to MGIC by the end of the following quarter, or MGIC must enter into a 100% quota share reinsurance transaction with the Limited Insurer by the end of the quarter following such third quarter. MGIC and MIC will use their reasonable best efforts in good faith to obtain any regulatory approvals required in order to effect such risk transfer transactions in each state where approval is required.

13.
No new reinsurance agreements among affiliates may be entered into and no amendments, modifications or changes to existing reinsurance agreements among affiliates will be made by MGIC or MIC prior to the expiration of this conditional approval of MIC as a Limited Insurer, without prior written approval of Freddie Mac.

14.	In the event that either MGIC or MIC becomes subject to an adverse action by Freddie Mac, both MGIC and MIC will be subject to the same adverse action in Freddie Mac’s sole discretion.

15.	Except as provided herein or as otherwise provided in a specific writing signed by an officer of Freddie Mac, MGIC and MIC must comply with Freddie Mac’s ERs, as amended from time to time.

Freddie Mac acknowledges that the HC, MGIC or MIC may disclose the terms of this letter to insurance regulatory authorities and as required to comply with applicable federal securities laws.

All information, data and materials furnished by MGIC to Freddie Mac pursuant to the provisions of this letter are Confidential Information of MGIC subject to the terms of that Confidentialtiy and Non-Disclosure  Agreement effective January 19, 2006 between MGIC and Freddie Mac.  Disclosure of any information to Freddie Mac by MGIC or by OCI pursuant to the provisions of this letter shall not waive any right of MGIC or OCI to confidential treatment of such information under Wis. Stat. §601.465, Wis. Adm. Code Ins §6.13 or under any similar law or regulation of any other jurisdiction.

Nothing contained in this letter constitutes a waiver by Freddie Mac of its right to determine in its sole discretion the initial or continued eligibility, or any condition imposed thereon, of any entity for approved insurer status under Freddie Mac’s ERs as amended from time to time.

Freddie Mac reserves the right to withdraw this letter and any approval granted pursuant hereto, at any time.   Freddie Mac reserves all rights to discontinue or restrict approved insurer status as it deems necessary, including without limitation to take the same adverse action against both entities in accordance with the provisions of paragraphs 14 hereof, in its sole discretion.  As stated in Freddie Mac’s ERs, Freddie Mac reserves the right to modify the terms of those requirements, at any time without notice.

Sincerely,

/s/ Robert J. Izzo

Robert J. Izzo
Vice President, Multifamily and Investment.
Chief Credit Officer

Cc:	Gina Healy
Paige Wisdom
Deborah Phillips
Steve Murphy

Enclosure: Exhibit A: The OCI Order

Exhibit A

OFFICE OF THE COMMISSIONER OF INSURANCE (OCI)	STATE OF WISCONSIN

In the matter of	STIPULATION AND ORDER
Mortgage Guaranty Insurance Corporation,
MGIC Reinsurance Corporation, and
MGIC Reinsurance Corporation of Wisconsin,

Respondents.	Case No. 11-C33951

WHEREAS, Mortgage Guaranty Insurance Corporation (“Respondent MGIC”), MGIC Reinsurance Corporation (“Respondent MGIC Re”), and MGIC Reinsurance Corporation of Wisconsin (“Respondent MGIC Re of WI”), each located at 250 East Kilbourn Avenue, Milwaukee, Wisconsin 53202 (collectively, the “Respondents”), are subject to the jurisdiction and control of the Office of the Commissioner of Insurance (the “Commissioner”) in the state of Wisconsin; and

WHEREAS, MGIC Investment Corporation owns, directly or indirectly, all of the outstanding common stock of the Respondents; and

WHEREAS, s. 623.11, Wis. Stat., provides that the Commissioner shall, when necessary, determine the amount of compulsory surplus that an insurer is required to have in order not to be financially hazardous under s. 645.41(4), Wis. Stat., as an amount that will provide reasonable security against contingencies affecting the insurer’s financial position that are not fully covered by reserves or by reinsurance, and that such a determination may or may not involve an amount of compulsory surplus below which the insurer must cease transacting new business; and

WHEREAS, the Commissioner and Respondents have entered into this stipulation and order as a condition of the Commissioner adjusting the compulsory surplus applicable to Respondents under s. Ins 3.09, Wis. Adm. Code;

NOW, THEREFORE, Respondents and MGIC Investment Corporation and the Commissioner do agree and stipulate to the following terms and conditions:

(1) The element of compulsory surplus represented by s. Ins 3.09(5) (b), Wis. Adm. Code, shall not apply to Respondents from the date of this order until December 31, 2013, so that Respondent MGIC may continue to write new mortgage guaranty insurance policies and Respondent MGIC Re and Respondent MGIC Re of WI may continue to reinsure mortgage guaranty insurance policies issued by Respondent MGIC although Respondents do not have the MPP required by s. Ins 3.09, Wis. Adm. Code.  From time-to-time, in the Commissioner’s sole discretion, the Commissioner may undertake a review of the facts and circumstances of the Respondents’ business and interests for the purpose of terminating, extending, or modifying this Stipulation and Order in a manner consistent with the interests of insureds, creditors, and the public generally.

(2)  While this Stipulation and Order is in effect, and in place of s. Ins 3.09(5)(b), Wis. Adm. Code, Respondents may continue to write and reinsure new mortgage guaranty insurance policies for as long as each Respondent maintains a policyholders position which provides reasonable security against contingencies affecting each Respondent’s financial position that are not fully covered by reserves or reinsurance, such that the Commissioner may continue to determine that each Respondent's policyholders position is reasonably in excess of a level that would constitute a financially hazardous condition.  If MGIC Investment Corporation fails to make any contribution required under either paragraph (5) or paragraph (6), Respondent MGIC shall not be in compliance with this Stipulation and Order.

Stipulation and Order
Case No. 11-C33951

(3) The Commissioner may retain consultants, including accountants, attorneys, investment bankers, and other experts to assist the Commissioner in the Commissioner’s assessment of each Respondent’s financial condition, its exposure to loss claims, credit risk, liquidity risk, rating risk and other risks and the evaluation of reporting information submitted by Respondents and Respondents agree to bear the cost of retaining such experts.

(4) Respondent MGIC shall contribute Two Hundred Million Dollars ($200,000,000) to its wholly-owned subsidiary MGIC Indemnity Corporation on or before January 31, 2012.

(5) During the period commencing on January 1, 2012 and ending on the earlier of the date that this Stipulation and Order is terminated by the Commissioner or December 31, 2013 (the "Covered Period"), MGIC Investment Corporation shall make one or more cash equity contributions to Respondent MGIC as may be necessary for Respondent MGIC to maintain minimum liquid assets of One Billion Dollars ($1,000,000,000) at all times (the “Minimum Liquid Asset Amount”).  For the purposes hereof, liquid assets means the sum of (i) the aggregate cash and cash equivalents, (ii) fair market value of investments and (iii) assets held in captive trusts, of each of (a) Respondent MGIC Re (b) MGIC Mortgage Reinsurance Corporation, (c) MGIC Residential Reinsurance Corporation and (d) Respondent MGIC when consolidated with its direct and indirect subsidiaries excluding (i) MGIC Indemnity Corporation, (ii) MIC Reinsurance Corporation and (iii) MIC Reinsurance Corporation of Wisconsin.

(6)  Within 15 days of the date that Respondent MGIC lacks the required Minimum Liquid Asset Amount at any time during the Covered Period, MGIC Investment Corporation shall make an equity contribution to Respondent MGIC in order to cure the deficiency and immediately notify OCI of such action in writing.

(7) For purposes of this Stipulation and Order, the application of the Wisconsin Statutes and the Wisconsin Administrative Code are not modified except as explicitly stated herein.  Furthermore, this Stipulation and Order supersedes the Stipulation and Order dated December 2, 2009 in OCI Case No. 09-C32599, but does not supersede or amend any other approval, order, memorandum, or agreement issued by or entered into with the Commissioner.

(8)  Respondents and MGIC Investment Corporation and the Commissioner agree that this Stipulation and Order is not being entered in consequence of any violation of law or for the purpose of imposing a penalty or a specific course of remedial action, but rather as an exercise of the Commissioner’s authority and obligation to determine, when necessary, the amount of compulsory surplus an insurer is required to have under s. 623.11, Wis. Stat.

(9) Respondents and MGIC Investment Corporation consent to this Order and agree that this Stipulation is made without reservation and constitutes a waiver of rights including a hearing, confrontation and cross-examination of witnesses, production of evidence, a motion for costs, and judicial review.  The Commissioner may enforce this Stipulation and Order.  The Commissioner may modify, extend or terminate this Stipulation and Order with respect to the Respondents in his sole discretion with written notice to Respondents and MGIC Investment Corporation.   The Commissioner may terminate this Stipulation and Order with respect to MGIC Investment Corporation in his sole discretion with written notice to Respondents and MGIC Investment Corporation.  Any change in the obligations of MGIC Investment Corporation under this Stipulation and Order shall require the written consent of MGIC Investment Corporation.

Stipulation and Order
Case No. 11-C33951

Date	Rebecca L. Easland, Director
Bureau of Financial Analysis and Examinations

Date	Curt S. Culver
Chairman and Chief Executive Officer
Mortgage Guaranty Insurance Corporation
MGIC Reinsurance Corporation
MGIC Reinsurance Corporation of Wisconsin

Date	Curt S. Culver
Chairman and Chief Executive Officer
MGIC Investment Corporation

ORDER

NOW, THEREFORE, based upon consideration of the Stipulation in this matter, I hereby order that:

(10) Respondents and MGIC Investment Corporation shall comply with their agreements as recited in this Stipulation.

(11) The application of the Wisconsin Statutes and the Wisconsin Administrative Code other than s. Ins 3.09 (5), Wis. Adm. Code, including but not limited to the provisions of the Wisconsin Statutes and the Wisconsin Administrative Code that give the Commissioner authority to issue other orders directed to Respondents and MGIC Investment Corporation, are not affected by this Stipulation and Order.

(12) Any report provided to the Commissioner or demanded by the Commissioner pursuant to this Stipulation and Order shall be required under s. 601.42, Wis. Stat., and under this Stipulation and Order.

(13) This Order shall continue until December 31, 2013, unless modified, extended or terminated by the Commissioner, with written notice to the Respondents and MGIC Investment Corporation.  Any modification or extension of the obligations of MGIC Investment Corporation under this Stipulation and Order shall require the written consent of MGIC Investment Corporation.

Stipulation and Order
Case No. 11-C33951

Dated at Madison, Wisconsin, this	day of

Theodore K. Nickel
Commissioner of Insurance